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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:          3235-0287|
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:      January 31, 2005|
    INSTRUCTION 1(b).                        | Estimated average burden      |
                                             | hours per response.......  0.5|
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   DILWORTH           PAUL
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   (Last)            (First)

   c/o Moore Corporation Limited
   One Canterbury Green, 6th Floor
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                     (Street)

   Stamford, CT                            06901
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   (City)  (State)                         (Zip)

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2. Issuer Name AND Ticker or Trading Symbol


   MOORE CORPORATION LIMITED (MCL)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



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4. Statement for Month/Day/Year


   10/21/02
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5. If Amendment, Date of Original (Month/Day/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify title below)

    Senior Vice President, Purchasing and Logistics
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                       5. Amount of   6. Owner-
                                                                                          Securities     ship
                    2. Trans- 2A. Deemed    3. Trans-     4. Securities Acquired (A)      Beneficially   Form:
                       action     Execution    action        or Disposed of (D)           Owned          Direct    7. Nature of
                       Date       Date         Code          (Instr. 3, 4 and 5)          Following      (D) or       Indirect
1. Title of Security   (Month/    if any       (Instr. 8)    --------------------------   Reported       Indirect     Beneficial
   (Instr. 3)          Day/       (Month/Day/  ----------    Amount    (A) or     Price   Transactions   (I)          Ownership
                       Year)      Year)        Code    V               (D)               (Instr. 3 and 4)(Instr. 4)   (Instr. 4)
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
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (9-02)

    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
    TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER


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
FORM 4 (CONTINUED)         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.       2.       3.     3A.       4.          5.            6.               7.            8.       9.        10.      11.
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                                                                               Title and              Number of  Ownership
                                               Number of     Date Exer-        Amount of              Derivative Form of
                                               Derivative    cisable and       Underlying             Securities Deriv-
                                               Securities    Expiration        Securities     Price   Benefi-    ative
           Conver-          Deemed   Trans-    Acquired (A)  Date (Month/      (Instr. 3      of      cially     Security
           sion or  Trans-  Execu-   action    or Disposed    Day/Year)         and 4)        Deriv-  Owned      Direct
           Exercise action  tion     Code      of (D)        --------------   --------------  ative   Following  (D) or   Nature of
Title of   Price of Date    Date,    (Instr.   (Instr. 3,    Date                     Amount  Secur-  Reported   Indirect Indirect
Derivative Deriv-   (Month/ if any    8)        4 and 5)     Exer-    Expir-          or Num- ity     Trans-     (I)      Beneficial
Security   ative     Day/   (Month/  --------  ----------    cis-     ation           ber of  (Instr. action(s)  (Instr.  Ownership
(Instr. 3) Security  Year)  Day/Year Code  V   (A)   (D)     able     Date    Title   Shares   5)     (Instr. 4)  4)      (Instr. 4)
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
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Employee  CDN$14.855 10/17/02         A       10,000    25% 10/17/03 10/17/12 Common 10,000 CDN$14.855  17,500     D        N/A
Stock                                                   25% 10/17/04
Option                                                  25% 10/17/05
(right to                                               25% 10/17/06
buy)
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

Explanation of Responses:

                 /s/ Paul C. Dilworth                        October 21, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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